Exhibit 99.1

PACIFIC DRILLING S.A.

2018 OMNIBUS STOCK INCENTIVE PLAN

SECTION 1. Purpose. The purpose of this Pacific Drilling S.A. 2018 Omnibus Stock Incentive Plan is to promote the interests of Pacific Drilling S.A., a limited liability company (société anonyme) organized under the laws of Luxembourg, having its registered office located at 8-10 Avenue de la Gare, L-1610 Luxembourg, and registered with the Luxembourg register of commerce and companies under number B 159658, organized under the laws of Luxembourg (the “Company”), and its shareholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company.

SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company (including any Subsidiary) and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award which shall contain such terms and conditions with respect to such Award as the Committee shall determine consistent with the Plan, and which may, but need not, require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Change of Control”

For purposes of this Plan and Awards hereunder, “Change of Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (ii) below):

(A) the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of 60% or more of the outstanding Shares, or 60% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this paragraph (i)(A), the following will not constitute a Change of Control:

(1) any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change of Control under paragraph (i)(B) hereof) of Shares directly from the Company,

(2) any acquisition of Shares by the Company or its subsidiaries,

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(3) any acquisition of Shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

(4) any acquisition of Shares pursuant to a Business Combination that does not constitute a Change of Control under paragraph (i)(B) hereof; or

(B) the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:

(1) the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(2) no Person together with all Affiliates of such Person (excluding the Company and any employee benefit plan or related trust of the Post-Transaction Corporation or any subsidiary of the Company, the Post-Transaction Corporation or any subsidiary of either), Beneficially Owns 60% or more of the then outstanding shares of common stock of the Post-Transaction Corporation or 60% or more of the combined voting power of the then outstanding voting securities of such corporation (provided that for purposes of this paragraph 1(B)(2), if prior to the Business Combination a Person with its Affiliates owns more than 60%, then references to 60% shall refer to such higher percentage), and

(3) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Board at the time of the Board’s execution of the initial agreement approving the Business Combination (or approved by a majority of the members of the Board at the time of such initial agreement) , or

(C) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if immediately after the occurrence of any of the events described in clauses (A) and (B) above, (x) a Designated Holder or Designated Holders, directly or indirectly, has/have Beneficial Ownership of more than 30% of the Combined Voting Stock of the Company or any successor or (y) a Designated Holder or Designated Holders can appoint a majority of the members of the Board.

(ii) As used in this definition of Change of Control, the following terms have the meanings indicated:

(A) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

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(B) “Avenue Europe Funds” means, collectively, the following Holders: Avenue-ASRS Europe Opportunities Fund, L.P.; Avenue Europe Special Situations Fund III (U.S.), L.P.; Avenue Europe Special Situations Fund III (Euro), L.P.; and Avenue Europe Opportunities Master Fund, L.P.

(C) “Avenue Parties” means, collectively, Avenue Capital, Management II, L.P., Avenue Europe International Management L.P., the Avenue Europe Funds, and the Avenue US Funds together with each of their respective successors, permitted transferees and permitted assigns.

(D) “Avenue US Funds” means, collectively, the following Holders: Avenue Energy Opportunities Fund II, L.P.; Avenue PPF Opportunities Fund, L.P.; Avenue Energy Opportunities Fund, L.P.; Avenue Special Opportunities Fund II, L.P.; and Avenue Strategic Opportunities Fund, L.P.

(E) “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (1) the power to vote, or direct the voting of, the security, and/or (2) the power to dispose of, or to direct the disposition of, the security.

(F) “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.

(G) “Designated Holder” means any of the following, or any of their respective controlled Affiliates, or any fund or account managed, advised, or controlled by any of the following or any of their respective controlled Affiliates: the SVP Parties and the Avenue Parties.

(H) “Effective Date” means the date of the Board’s adoption of this Plan.

(I) “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

(J) “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(K) “Post-Transaction Corporation” means (1) unless a Change of Control includes a Business Combination, the Company after the Change of Control; or (2) if a Change of Control includes a Business Combination, the corporation resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent corporation controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” shall mean such ultimate parent corporation.

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(L) “SVP Parties” means, collectively, Kings Forest S.a.r.l., Yellow Sapphire S.a.r.l., Queens Gate S.a.r.l., and Rathgar S.a.r.l. together with each of their respective successors, permitted transferees and permitted assigns.

Notwithstanding the above and solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change of Control (including any installments or stream of payments that are accelerated on account of a Change of Control), a Change of Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change of Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Committee” means the full Board, the compensation committee of the Board, or such other committee of the Board as may be designated by the Board from time to time to administer the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

“Exercise Price” means (i) in the case of Options, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (ii) in the case of SARs, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant.

“Fair Market Value” shall be determined as follows: (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, and (ii) with respect to the Shares, except as provided below in connection with a cashless exercise through a broker, it shall be determined as follows: (a) if the Shares are listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a Share on such exchange or quotation system on the date as of which fair market value is to be determined; (b) if the Shares are not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if the Shares are not regularly quoted, the fair market value of a Share on the date as of which fair market value is to be determined, as established by the Committee in good faith. In the context of a cashless exercise through a broker, the Fair Market Value shall be the price at which a Share subject to the stock option is actually sold in the market to pay the option exercise price.

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“Incentive Stock Option” means an option to purchase Shares from the Company that (i) is granted under Section 6 and (ii) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (i) is granted under Section 6 and (ii) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).

“Plan” means this Pacific Drilling S.A. 2018 Omnibus Stock Incentive Plan, as in effect from time to time.

“Restricted Share” means a Share Award delivered under the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“SAR” means a stock appreciation right Award that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means the shares representing the share capital of the Company, par value $0.01 per share, or such other securities of the Company (i) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

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“Substitute Awards” shall have the meaning specified in Section 4(c).

SECTION 3. Administration.

(a) Composition of Committee. The Plan shall be administered by the Committee, which shall be composed of one or more individuals, as determined by the Board.

(b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number or Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any shareholder.

(d) Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed

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upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Articles of Incorporation, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e) Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or directors of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant and set the terms of, to cancel, modify, or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Participants who are not members of “senior management” as disclosed in the Company’s annual reports on Form 20-F, or if applicable, are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto; provided, however, that the Exercise Price of any Option or SAR granted hereunder by such officer or director shall be equal to or greater than the Fair Market Value of a Share on the date of grant.

(f) Awards to Committee Members. Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to members of the Committee or the Board, or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 4. Shares Available for Awards; Other Limits.

(a) Shares Available. Subject to adjustment as provided in Section 4(b), the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be 7.5 million. The maximum aggregate number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 7.5 million. If, after the effective date of the Plan, any Award granted under the Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or canceled Award shall again become available to be delivered pursuant to Awards under the Plan. Notwithstanding the foregoing, Shares subject to an Award under the Plan shall not be available again for issuance or delivery under the Plan if such Shares were (i) tendered in payment of the

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Exercise Price of an Option; (ii) covered by, but not issued upon settlement of, stock-settled SARs; or (iii) delivered or withheld by the Company to satisfy any tax withholding obligation. If an Award, by its terms, may be settled only in cash, then the grant, vesting, payout, settlement, or forfeiture of such Award shall have no impact on the number of Shares available for grant under the Plan.

(b) Adjustments for Changes in Capitalization and Similar Events. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, capital contribution, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee will (i) in such manner as it may deem equitable or desirable, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan, as provided in Section 4(a) and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price with respect to any Award, (ii) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR, and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value (as of a date specified by the Committee) of a Share subject to such Option or SAR without any payment or consideration therefor.

(c) Substitute Awards. Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan; provided, however, that, unless otherwise required under applicable law, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the aggregate number of Shares available for Awards under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the aggregate number of Shares available for Incentive Stock Options under the Plan.

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(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6. Awards.

(a) Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, and (v) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options.

(i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, whether the Option will be an Incentive Stock Option or a Nonqualified Stock Option and the conditions and limitations applicable to the vesting and exercise of the Option. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time, including the requirement that this Plan be approved by the Company’s shareholders. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii) Exercise Price. The Exercise Price shall be determined by the Committee, subject to adjustment under Section 4(b) or 7(c), provided that in no event shall the Exercise Price be less than the Fair Market Value of a Share on the date of grant, except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines in accordance with the requirements of Section 409A of the Code.

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(iii) Vesting and Exercise. Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, an Option may only be exercised to the extent that it has already vested at the time of exercise. An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award and the Award Agreement by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for purchase under the Option and, except as expressly set forth in Section 4(c), in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any relating to the application of Federal, state, local or foreign securities laws, as it may deem necessary or advisable.

(iv) Payment.

(A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments shall be made in cash or by instructing the Company to withhold a portion of the Shares to be acquired by exercise of the Option with a Fair Market Value equal to the Exercise Price plus any Federal, state, local and foreign income and employment taxes required to be withheld. However, in the Committee’s sole and plenary discretion, payment for the Exercise Price may be made by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest) with a Fair Market Value equal to the Exercise Price and Federal, state, local and foreign income and employment taxes required to be withheld; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company or withheld from such Option as of the date of such tender or withholding is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld.

(B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares. Such Shares must be in good form to transfer and shall be valued at their Fair Market Value on the date of Option exercise. Once the Participant has established its ownership of the Shares and that the Shares are in good form for transfer, the Company shall treat the Option as exercised (to the extent the Shares so presented are sufficient to cover the Exercise Price and all Federal, state, local and foreign income and employment taxes required to be withheld thereon) without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

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(v) Expiration. Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) either (x) 90 days after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates for any reason other than the Participant’s death or (y) six months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates by reason of the Participant’s death. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.

(c) SARs.

(i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the Exercise Price thereof and the conditions and limitations applicable to the exercise thereof. SARs may be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award. SARs granted in tandem with, or in addition to, an Award may be granted either at the same time as the Award or at a later time.

(ii) Exercise Price. The Exercise Price of a SAR shall be determined by the Committee, subject to adjustment under Section 4(b) or 7(c); provided that in no event shall the Exercise Price be less than the Fair Market Value of a Share on the date of grant, except in the case of a SAR granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines in accordance with the requirements of Section 409A of the Code.

(iii) Exercise. A SAR shall entitle the Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(iv) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate or desirable.

(d) Restricted Shares and RSUs.

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(i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Restricted Shares and RSUs shall be granted, the number of Restricted Shares and RSUs to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and the other terms and conditions of such Awards.

(ii) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement. Restricted Shares shall be registered in the Company’s share register in the name of the Participant or such custodian as may be designated by the Committee or the Company, or if the shares are held through a central depositary, in an account opened with a broker in the name of the Participant or such custodian, and shall be held by the Participant or such custodian until such time as the restrictions applicable to such Restricted Shares lapse. Upon the lapse of the restrictions applicable to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to the Participant or the Participant’s legal representative.

(iii) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to one Share or shall have a value equal to the Fair Market Value of one Share. RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(e) Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including, but not limited to, fully-vested Shares) in such amounts and subject to such terms and conditions as the Committee shall determine.

(f) Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option or SAR, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including, without limitation, (i) payment directly to the Participant, (ii) withholding of such amounts by the Company subject to vesting of the Award or (iii) reinvestment in additional Shares, Restricted Shares or other Awards.

SECTION 7. Amendment and Termination.

(a) Amendments to or Termination of the Plan. The Board may from time to time and in any respect, amend, modify, suspend, or terminate the Plan; provided, however, that no amendment, modification, suspension, or termination of the Plan shall materially and adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Board may seek the approval of any amendment, modification, suspension, or termination by the Company’s shareholders to the extent that it deems such approval necessary in its discretion for purposes of compliance with Section 422 of the Code or

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for any other purpose, and shall seek such approval to the extent that it deems such approval necessary in its discretion to comply with applicable law or listing requirements of any national stock exchange on which the Shares are traded. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent that it deems such amendment necessary or desirable in its discretion to comply with or to take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofore granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan (including, without limitation, any adjustment of Awards made pursuant to Section 4(b) or 7(c)), unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the impaired Participant, holder or beneficiary.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including, without limitation, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination or cancellation of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancellation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value (as of a date specified by the Committee) of a Share subject to such Option or SAR without any payment or consideration therefor.

SECTION 8. Change of Control. Except to the extent otherwise provided in an Award Agreement, or any applicable employment, consulting, change-in-control, severance or other agreement between a Participant and the Company or an Affiliate which specifically references this Plan, in the event of a Change of Control, notwithstanding any provision of the Plan to the contrary:

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(a) The Committee may in its sole discretion provide that all Options and SARs held by such Participant shall become immediately exercisable with respect to 100% of the shares subject to such Options and SARS, and that the restricted period (and any other conditions) shall expire immediately with respect to 100% of the shares of Restricted Shares and RSUs and any other Awards held by such Participant (including a waiver of any performance conditions); provided, that if the vesting or exercisability of any Award would otherwise be subject to the achievement of performance conditions, the Committee may provide that the portion of such Award, if any, that shall become fully vested and immediately exercisable may be based on (i) the assumed achievement of target performance as determined by the Committee and prorated for the number of days elapsed from the grant date of such Award through the date of termination of employment or service, (ii) the Committee’s determination that the actual achievement of performance has been obtained or (iii) on such other basis as determined by the Committee.

(b) In addition, the Committee may upon at least five (5) days’ advance notice to the affected persons, cancel any outstanding Award and pay to the holders of any vested Award thereof, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event, and for the avoidance of doubt any Awards which are unvested may be cancelled without payment. Notwithstanding the above, the Committee shall exercise such discretion over the timing of settlement of any Award subject to Section 409A of the Code at the time such Award is granted.

SECTION 9. General Provisions.

(a) Nontransferability. Except as otherwise specified in the applicable Award Agreement, during each Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

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(c) Participant Representations. The Committee, in its sole discretion, may require a Participant to make certain representations or acknowledgements, on or prior to the purchase or receipt of any Shares pursuant to Awards granted under this Plan including, without limitation, that the Participant is acquiring the Shares for an investment purpose and not for resale and, if the Participant is an Affiliate, additional acknowledgements regarding when and to what extent any transfers of such Shares may occur.

(d) Certificates. Notwithstanding anything herein to the contrary, no Shares shall be issued under the Plan pursuant to any Award unless the Committee determines, in its sole discretion, that the issuance and delivery of such Shares complies with (or is exempt from) the requirements of applicable law including, without limitation, the Luxembourg law of 10 August 1915 on commercial companies, as amended, the Securities Act of 1933, as amended (and the rules and regulations promulgated thereunder), and any state, local and foreign securities laws and regulations. Any certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or any applicable Federal, state, local or foreign laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions and may appropriately instruct any transfer agent in respect of registered Shares. Notwithstanding anything herein to the contrary, the Company may, at its discretion, retain custody of registered Shares until such time as all applicable restrictions lapse.

(e) Restrictions on Shares. Any Shares received by a Participant pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any general restriction that may apply to holders of Shares.

(f) Withholding. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, vesting or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(g) Section 409A of the Code. It is intended that the provisions of the Plan and the Award Agreements comply with or be exempt from Section 409A of the Code, and all provisions of the Plan and the Award Agreements shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. With respect

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to any Award that is subject to Section 409A of the Code, the provisions of Sections 4(b) and 7 shall be applied in a manner that is consistent with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan, the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid application of penalty taxes under Section 409A. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.

(h) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including, but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(i) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares and other types of equity-based awards (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(j) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(k) No Rights as a Shareholder. No Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. The rights of the Participant or holder or beneficiary shall be described in the Award Agreement or such separate agreement as shall be approved by the Committee for such purpose. Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

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(l) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting shares representing the Company’s share capital or the rights thereof, the dissolution or liquidation of the Company or any Affiliate, any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

(m) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

(n) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(o) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other hand. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(p) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(q) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

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(r) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(s) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. Term of the Plan.

(a) Effective Date. The Plan shall be effective as of the date of its adoption by the Board; provided, however, that no Incentive Stock Options may be granted under the Plan unless it is approved by the Company’s shareholders within twelve (12) months before or after the date the Plan is adopted by the Board.

(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is approved under Section 10(a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, nevertheless continue thereafter.

* * * * * * * * * * *

Adopted by the Board of Directors of the Company on November 28, 2018.

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